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                                                                    Exhibit 10.6

                                CALAHAN AGREEMENT


        This Agreement is made and entered into effective as of March 30, 1998 (the "Effective Date"), by and between TIMELINE, INC., a Washington corporation ("Company"), and JOHN W. CALAHAN ("Calahan").

                                    RECITALS

        WHEREAS, Calahan has been President and Chief Executive Officer of the Company pursuant to an Employment Agreement dated September ___, 1994 and amended February 1995 and October 1995 (the "1994 Employment Agreement"), until the Company requested his resignation from that position in November, 1996, whereafter he has continued at the request of the Company to be employed as ___________; and

        WHEREAS, the 1994 Employment Agreement is to expire on September ___, 1999; and

        WHEREAS, Calahan has accrued certain unpaid salary and the right to a sabbatical, unpaid vacation and accrued sick leave, which issues the Company and Calahan wish to address; and

        WHEREAS, the 1994 Employment Agreement referenced a Technology Transfer Agreement dated April 19, 1993 (the "Technology Agreement") and a Noncompetition Agreement dated April 19, 1993 (the "Noncompetition Agreement"); and

        WHEREAS, the Company and Calahan wish to terminate Calahan's employment with the Company and to arrange for the retention of Calahan as a consultant to the Company;

        NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows.

        1. Termination of Employment. The Company and Calahan mutually agree that Calahan's employment by the Company shall terminate effective April 1, 1998 (the "Termination Date"), subject to the obligation of the Company to pay the following amounts and provide the following time off which are related to services previously provided to the Company by Calahan prior to the Termination Date.

                (a) Deferred Salary. The Company and Calahan agree and acknowledge that, as of March 31, 1998, Calahan is owed deferred salary and accrued vacation pay, in the aggregate amount of $70,274.78 (the "Deferred Salary and Accrued Benefits"). The Company shall make payments on such


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        Deferred Salary and Accrued Benefits at a rate of no less than $4,337.00 per month until fully paid. In the event that Timeline either (i) sells substantially all of its assets to a third party, or (ii) is merged with or substantially all of its shares are acquired by a third party, the Deferred Salary and Accrued Benefit remaining unpaid shall be immediately paid to Calahan. In the event Calahan elects in writing, Calahan may receive $2.00 of advance license credit for each $1.00 of Deferred Salary. Calahan expressly acknowledges that the Deferred Salary and Accrued Benefit amount includes all accrued but unused vacation and sick leave owed to Calahan throughout his employment through the Termination Date. There are no other amounts owing to Calahan, except as expressly provided in 1(b), 1(c) and 1(d) below or except for legitimate, unreimbursed expenses incurred by Calahan pursuant to the Company's policies, through the Termination Date.

                (b) Sabbatical. The Company shall pay Calahan for his unused sabbatical in the amount of $25,000.00 at the rate of $8,667.00 per month beginning April 1, 1998.

                (c) Acceleration of Payment. If the Company signs a contract with Seagate Software, which contract requires disclosure to the Company shareholders, then the Company shall immediately pay Calahan any amount of (i) unpaid Deferred Salary and Accrued Benefit and (2) unpaid sabbatical.

                (d) COBRA Benefits. The Company will pay Calahan's COBRA medical insurance continuation premiums for a period of one (1) month, beginning as of April 1, 1998 (the "COBRA Premiums"). Calahan acknowledges and agrees that other than as provided in this Agreement, the Company has no obligation to pay COBRA Premiums.

        2. Professional Services. Calahan shall use his best efforts to close matters dealing with Managed Care located in Phoenix and Habitat for Humanity, prior to the Termination Date. Commencing April 1, 1998, Calahan shall consult with the Company on subjects concerning marketing, software programming and installation of Company products ("Consulting") at such times as the Company may reasonably request upon the following terms and conditions:

                (a) Rate. Calahan shall be paid weekly at the rate of $100.00 per hour for each hour of Consulting. When traveling, all travel time is billable and trips to the East Coast shall require one day of travel (8 hours).

                (b) Minimum. The Company shall be obligated to offer


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        to Calahan no fewer than 600 hours of Consulting in 1998.

                (c) Offset. At the sole election of Calahan, any amount due Calahan for Consulting, whether or not applicable to the minimum payment requirement set forth in subsection (b), may be offset against any software license fee due under the terms of the Distributor Agreement.

                (d) Scheduling. The Company shall take into consideration and accommodate Calahan's three (3) month sabbatical when scheduling its request for Consulting. All Consulting shall be utilized based upon a full day of no less than eight (8) hours.

                (e) Working Facilities. While Consulting, Calahan shall be furnished with such office, facilities, services, supplies, and assistants as are suitable and adequate for the proper performance of his duties.

                (f) Expenses. Calahan shall be reimbursed by the Company for his reasonable expenses, incurred in connection with Consulting, in accordance with the general policy of Company regarding reimbursement of expenses as adopted by the Board of Directors of Company from time to time. Calahan shall receive reasonable advances for expenses he is expected to incur.

        3. Distributor Agreement. On April 1, 1998, Calahan shall become a distributor of Company products pursuant to the Distributor Agreement and Software License (the "Distributor Agreement") attached hereto as Exhibit A.

        4. Equipment. The Equipment listed on Exhibit B attached hereto is all of the equipment owned by the Company now in the possession of Calahan (the "Equipment"). Calahan shall have the continued use of the Equipment until such time as the Company shall offer the Equipment to Calahan to purchase at the lower of (i) the Company's book value of the Equipment, (ii) the Company's tax basis in the Equipment, or (iii) the fair market value of the Equipment in a distressed sale.

        5. Microsoft Software. Until such time that Timeline shall have one hundred computers, and to the extent permitted by third-parties, Calahan shall be entitled to participate in Timeline's Microsoft Solution Provider Software Program and shall be provided copies of Microsoft's software provided to Timeline for use on the computers listed on Exhibit B or any computers purchased by Calahan.

        6. Right to Indemnification. In order to assure the Company's ability to provide Calahan the indemnification to which


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he may be entitled by virtue of his services as a director and executive officer of the Company, pursuant to the indemnification policies which are available to any officer or director and are contained in the Company's Articles of Incorporation, Bylaws, and other applicable laws and Company policies, the Company shall continue in effect its existing Directors and Officers ("D&O") Insurance policy which shall provide coverage for all current and past officers and directors. The Company shall provide proof annually to Calahan of the existence of such a D&O policy which is in full force and effect, for a period of ten (10) years after the Termination Date.

        7. Support of Timeline. Pursuant to the guidelines set forth therein, Calahan shall use his best efforts under the Distribution Agreement, and, consistent with those efforts, shall at all times publicly support the Company's business. Calahan and the Company, and its officers and directors, agree not to make any disparaging statements, either written or verbal, to any third party regarding the Company, its products, its directors or officers, or Calahan.

        8. Termination. Calahan and the Company agree that this Agreement shall not be construed or interpreted as either an express or implied admission that Calahan's cessation of employment was in any way improper or that Calahan's conduct as an employee and director of the Company was in any way improper or otherwise breached his employment or other agreements with the Company.

        9. Joint Press Release. The Company and Calahan will issue a joint press release indicating Calahan's resignation as an employee and director of the Company and the assumption of a distributorship role which shall be published to customers, the industry and shareholders.

        10. Waiver of Claims.

                (a) By Calahan. Except for future claims against the Company for
        (i) obligations arising from this Agreement and Distributorship Agreement and Source Code License, and (ii) indemnification and for the advancement of costs that Calahan may have under any applicable statutes, articles of incorporation, bylaws and/or agreements providing for the indemnification of Calahan by virtue of the fact that he was an officer and director of the Company, Calahan agrees that payment of the amount due under the terms of this Agreement and the other covenants of the Company to be performed by it hereunder constitute full and complete settlement for any and all other claims of Calahan against the Company, whether known or unknown, based in any way on Calahan's employment with or cessation of employment from the Company or


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        Calahan's activities while an officer or director of the Company, including but not limited to claims relating to his age, sex, religion, national origin, ADA, mental, sensory or physical status, which may be pursued or prosecuted in any state, federal, local, administrative or other forum. Except with respect to indemnification claims referred to above, Calahan waives and relinquishes all claims to any other remedy against the Company. This paragraph shall become effective only upon the payment in full of the amounts to Calahan as set forth in Section 1 above.

                (b) By the Company. The Company hereby releases any and all claims the Company may have against Calahan for the repayment of any expenses, advances or reimbursements. The Company acknowledges that it knows of no pending or threatened litigation against the Company or its officers or directors which could involve a claim against Calahan and which has not been disclosed to Calahan in writing.

        11. Supersedes Prior Employment Agreements. This Agreement supersedes that certain Calahan Employment Agreement dated as of April 19, 1993, by and between Company and Calahan (the "1993 Employment Agreement"), and the 1994 Employment Agreement.

        12. Notices. Any notice or other communication required hereunder shall be in writing, mailed in the United States, First Class, postage prepaid and shall be presumed to have been delivered five (5) days after the date of mailing as follows:

          If to Calahan:          John W. Calahan
                                  P. O. Box 881056
                                  Steilacoom, WA  98388-0616

          If to the Company:      Timeline, Inc.
                                  3055 112th Ave. N.E.
                                  Suite 106
                                  Bellevue, WA  98004
                 Attention:             Charles R. Osenbaugh

or to such other address as Calahan or the Company may direct in writing.

        13. Applicable Law and Venue. This Agreement shall be interpreted under the laws of the State of Washington. Venue for any suit brought to enforce any rights or remedies granted herein shall lie in the Superior Courts of the State of Washington or the federal courts of the Western District of Washington.

        14. Legal Fees. If Timeline or Calahan employs attorneys to enforce any rights arising from this Agreement, the substantially prevailing party shall be entitled to recover


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reasonable attorney's fees and costs, including any costs of appeal. Legal fees and costs incurred by Calahan in the preparation and negotiation of this Agreement and the Distribution Agreement shall be paid by Timeline.

        15. Miscellaneous.

                (a) All rights of the Calahan to indemnification shall survive any termination of this Agreement.

                (b) This Agreement contains the entire agreement between the parties relating to Calahan's employment by Timeline and his retention as a consultant, and no modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

                (c) No assignment of any benefits due or to become due hereunder shall be made by Calahan without the prior written consent of Company. In the event of Calahan's death, any benefits due or to become due under this Agreement which would otherwise be payable to Calahan up to the end of the month in which his death occurs, and any balance remaining on Deferred Salary and Accrued Benefits shall become a part of Calahan's estate and shall be distributed to his personal representative.

        16. Survival. The obligations of the parties set forth in Sections 6, 7 and 10 are continuing and shall survive any implied term of this Agreement and any payment obligations set forth herein.

        17. Authority. The Company represents that the officer signing this Agreement has the full power, authority and capacity to enter into and bind the Company to this Agreement.

        EXECUTED as of the day and year first above written.

COMPANY:

TIMELINE, INC.                               CALAHAN:


By:   /s/  Charles R. Osenbaugh              /s/ John W. Calahan
   -----------------------------------       --------------------------------
     Its:  President/CEO                         John W. Calahan


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